Exhibit 10.1

Performance Stock Bonus

Award Agreement

Ameren Corporation

2006 Omnibus Incentive Compensation Plan

March 1, 2011

Ameren Corporation

Performance Stock Bonus Award Agreement

THIS AGREEMENT, effective March 1, 2011, (“Effective Date”) represents the grant of a Performance Stock Bonus (“Award”) by Ameren Corporation (the “Company”) to the Participant named below, pursuant to the provisions of the Ameren Corporation 2006 Omnibus Incentive Compensation Plan (the “Plan”). The number of Shares ultimately paid, if any, with respect to the Performance Stock Bonus shall be determined pursuant to Section 3 of this Agreement.

The Plan provides a description of the terms and conditions governing the Performance Stock Bonus. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms will completely supersede and replace the conflicting terms of this Agreement. All capitalized terms will have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

1. Grant Information. The individual named below has been selected to be a Participant in the Plan and is hereby granted the following Performance Stock Bonus, as specified below:

(a) Participant: Adam C. Heflin.

(b) Target Value of Performance Stock Bonus: The Participant’s annual base salary for 2011 as in effect on the Effective Date.

2. Determination Date. As more fully described in Section 4, the amount of the Performance Stock Bonus, if any, shall be determined as of the third anniversary of the Effective Date (“Determination Date”).

3. Settlement. Provided this Award has not been forfeited as described in Section 6, and subject to the provisions of Section 6 relating to pro-ration, if applicable, the Company shall transfer to the Participant a number of Shares determined by multiplying the Target Value of the Performance Stock Bonus by a percentage factor (“Performance Factor”) determined as of the Determination Date in accordance with Section 4, and dividing such product by the Fair Market Value of one Share on the Determination Date (or if such date is not a business day, on the next succeeding business day). Any fractional Shares resulting from the application of this Section 3 shall be disregarded. The share transfer described above shall be made within 30 days after the Human Resources Committee makes the determination of the amount of the Performance Stock Bonus as described in Section 4.

4. Performance Factor. The Human Resources Committee shall make the determination of the amount of the Performance Stock Bonus, if any, no later than the June 30 following the Determination Date. If the Callaway Nuclear Facility remains at an overall plant performance level consistent with its performance on the Effective Date during the period beginning on the Effective Date and ending on the Determination Date (“Performance Period”), the Performance Factor as of the Determination Date shall be 100%. If the overall Callaway Nuclear Facility performance during the Performance Period is less than or greater than such facility’s performance as of the Effective Date, the Human Resources Committee of the Company’s Board of Directors shall assign a Performance Factor as of the Determination Date reflecting such performance. Such Performance

Factor may be any percentage between 0% and 150%. The Callaway Nuclear Facility’s overall performance during the Performance Period and the Performance Factor shall be determined by the Human Resources Committee in its sole and absolute discretion.

5. Right as Shareholder. The Participant shall have no voting or any other rights as a shareholder of the Company with respect to any Shares payable in accordance with this Agreement prior to the date such Shares are transferred to the Participant. The Participant will obtain full voting and other rights as a shareholder of the Company upon the transfer of Shares as provided in Section 3 of this Agreement. For the avoidance of doubt, dividends will not accrue on the Award prior to the date the Shares are transferred.

6. Termination of Employment. Except as provided in this Section, if the Participant’s employment with the Company terminates for any reason prior to the Determination Date, the Participant shall forfeit his rights to receive a Performance Stock Bonus, and shall receive no Shares in connection with this Agreement. Notwithstanding the foregoing, (a) in the event of the Participant’s termination of employment prior to the Determination Date under circumstances which entitle him to receive separation benefits under Section 4.1 of the Second Amended and Restated Ameren Corporation Change of Control Severance Plan, as amended, the Participant shall be entitled to a Performance Stock Bonus hereunder to the full extent that he would have been so entitled if he had continued employment until the Determination Date, and (b) in the event of the Participant’s death or disability which entitles him to benefits under a long-term disability plan maintained by the Company, or involuntary termination of employment without Cause (as defined in the Second Amended and Restated Ameren Corporation Change of Control Severance Plan) prior to the Determination Date, the Participant shall be entitled to receive a Performance Stock Bonus based on the bonus he would have received if he had continued employment until the Determination Date, but pro-rated based on the number of completed days in the Performance Period prior to such death, disability, or involuntary termination of employment without Cause.

7. Nontransferability. The Participant shall have no right to sell, transfer, pledge, assign or otherwise alienate or hypothecate (a “Transfer”) his rights under this Agreement or amounts payable in connection with this Agreement other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of the Participant’s rights under this Agreement is made (other than as permitted in the previous sentence), or if any attachment, execution, garnishment, or lien will be issued against or placed upon any amounts payable with respect to this Agreement, the Participant’s rights under this Agreement and rights to amounts payable hereunder will be immediately forfeited to the Company, and this Agreement shall lapse and terminate.

8. Requirements of Law. The grant of the Performance Stock Bonus or Shares under the Plan and this Agreement is subject to all applicable laws, rules, and regulations, and conditioned upon such approvals by any governmental agencies or national securities exchanges as may be required.

9. Tax Withholding. The Company will have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.

10. Stock Withholding. With respect to withholding required upon any taxable event arising as a result of the Performance Stock Bonus granted or Shares transferred hereunder, the Company, unless otherwise notified by the Participant in writing within thirty (30) days prior to such taxable event, will satisfy the tax withholding requirement by withholding Shares having a Fair Market Value equal to the amount required to be withheld to satisfy federal, state, and local withholding requirements. The Participant agrees to pay to the Company, its Affiliates, and/or its Subsidiaries any amount of tax that the Company, its Affiliates, and/or its Subsidiaries may be required to withhold as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described.

11. Administration. This Agreement and the Participant’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Human Resources Committee may adopt for administration of the Plan. It is expressly understood that the Human Resources Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which will be binding upon the Participant.

12. Continuation of Employment. This Agreement does not confer upon the Participant any right to continuation of employment by the Company, its Affiliates, and/or its Subsidiaries, nor will this Agreement interfere in any way with the Company’s, its Affiliates’, and/or its Subsidiaries’ right to terminate the Participant’s employment.

13. Amendment to the Plan. The Plan is discretionary in nature and the Human Resources Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Agreement without the Participant’s written approval.

14. Amendment to this Agreement. The Company may amend this Agreement in any manner, provided that no such amendment may adversely affect the Participant’s rights hereunder without the Participant’s written approval.

15. Successor. All obligations of the Company under the Plan and this Agreement with respect to the Performance Stock Bonus will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

16. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.

17. Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation, and enforceability of this Agreement will be determined and governed by the laws of the State of Missouri without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation will be conducted in the federal or state courts of the State of Missouri.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of February 10, 2011.

Ameren Corporation

By:	/s/ Mark C. Lindgren

By:	/s/ Adam C. Heflin
Adam C. Heflin